Exhibit 99.4

IDC
5 Speen Street
Framingham, MA 01701
(508) 872-8200
www.idc.com

Requested By: Meghan Mizoras
For Client: Deutsche Bank
Approving Analyst(s): Karsten Weide
Disclosure Form
IDC grants Deutsche Bank permission to disclose the following information:
“According to IDC, a leading independent research firm, online advertising spending in the U.S. reached $16.9 billion in 2006 and is projected to increase to $31.4 billion by 2011. According to the Interactive Advertising Bureau, an Internet industry trade organization, within the online advertising market, performance-based advertising, such as cost-per-click and cost-per-action, is the largest and fastest growing segment having grown 55% from 2005 to 2006, representing 47% of the market in 2006.”
Source: IDC 2008
It is understood by both IDC and Deutsche Bank that the information will not be sold.
It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.

/s/ Joseph Loiselle	3-4-08

Joseph Loiselle Vice President IDC	Date